As filed with the Securities and Exchange Commission on July 30, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YRC WORLDWIDE INC.

(Exact name of registrant as specified in its charter)

Delaware	48-0948788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Roe Avenue Overland Park, Kansas	66211
(Address of Principal Executive Officer)	(Zip Code)

New Penn Motor Express, Inc. 401(k) Retirement Plan (Puerto Rico)

(Full title of the plan)

Daniel J. Churay

YRC Worldwide Inc.

Executive Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(Name and address of agent for service)

(913) 696-6100

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $1.00 per share, to be issued under the New Penn Motor Express, Inc. 401(k) Retirement Plan (Puerto Rico)	1,000 shares	(2)	$34.47	$34,470	$1.06

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low sales prices of a share of Common Stock as reported by the NASDAQ Stock Market on July 26, 2007.
(2)	In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminable number of securities issuable as a result of any stock splits, stock dividends or similar transactions.

PART I

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

YRC Worldwide Inc., a Delaware corporation (the “Company” or “Registrant”), incorporates by reference in this Registration Statement the following:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(ii)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

(iii)	all other reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2006; and

(iv)	the description of the Company’s common stock, $1.00 par value per share, contained in the Company’s Registration Statement on Form 10 filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Certificate of Incorporation and Bylaws of the Company together provide that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Bylaws of the Company also provide that if the DGCL is amended to permit further elimination of limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company maintains directors’ and officers’ liability insurance against any actual or alleged error misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing.

DGCL Section 102(b)(7) provides that the Company may indemnify a present or former director if such director conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the Company’s best interests.

DGCL Section 145 provides that the Company may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the Company may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the Company. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In the Agreement and Plan of Merger among Yellow Corporation, Yankee LLC, a wholly owned subsidiary of Yellow Corporation (“Sub”), and Roadway Corporation (“Roadway”), dated as of July 8, 2003, pursuant to which Roadway merged with and into Sub, with Sub as the surviving company (the “Roadway Merger”), the Company has agreed to indemnify the former officers and directors of Roadway from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the Roadway Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under Roadway’s certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the Roadway Merger, the Company will provide Roadway’s officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the Roadway Merger; provided that the maximum aggregate amount of premiums that the Company will be required to pay to provide and maintain this coverage does not exceed $3,944,400 per year.

The Company has entered into indemnification agreements with certain of its directors and officers. Under the indemnification agreements, the Company agreed to indemnify each indemnified party, subject to certain limitations, to the maximum extent permitted by Delaware law against all litigation costs, including attorneys fees and expenses, and losses, in connection with any proceeding to which the indemnified party is a party, or is threatened to be made a party, by reason of the fact that the indemnified party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another entity related to the business of the Company. The indemnification agreements also provide (a) for the advancement of expenses by the Company, subject to certain conditions, (b) a procedure for determining an indemnified party’s entitlement to indemnification and (c) for certain remedies for the indemnified party. In addition, the indemnification agreements require the Company to cover the indemnified party under any directors’ and officers’ insurance policy maintained by the Company.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.		Description
4.1	—	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.2	—	Certificate of Amendment to the Certificate of Incorporation of the Company changing the name of the Company to Yellow Roadway Corporation (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed December 23, 2003, SEC File No. 333-111499).

4.3	—	Certificate of Ownership and Merger, merging YRC Worldwide Inc. into Yellow Roadway Corporation, effecting a name change to YRC Worldwide Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on January 3, 2006, Reg. No. 000-12255).

4.4	—	Bylaws of the Company (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on December 19, 2006, Reg. No. 000-12255).

5.1*	—	Opinion of Jeff P. Bennett, Corporate Securities and Benefits Counsel and Assistant Secretary of YRC Worldwide Inc., regarding the legality of the securities to be offered hereby.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes to submit the New Penn Motor Express, Inc. 401(k) Retirement Plan (Puerto Rico) (the “Plan”), and any amendment thereto, to the Puerto Rico Treasury Department (the “Department”) in a timely manner, and that it will make all changes required by the Department in order to qualify the Plan under Section 1165(e) of the Puerto Rico Internal Revenue Code.

23.1*	—	Consent of Independent Registered Public Accounting Firm.

23.2*	—	Consent of Jeff P. Bennett (included in Exhibit 5.1)

24.1*	—	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on July 30, 2007.

YRC Worldwide Inc.

By:	/s/ Donald G. Barger, Jr.
Donald G. Barger, Jr.
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald G. Barger, Jr., Daniel J. Churay, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 30th day of July, 2007.

Signature	Title

/s/ William D. Zollars	Chairman of the Board of Directors, President and
William D. Zollars	Chief Executive Officer (principal executive officer)

/s/ Donald G. Barger, Jr.	Executive Vice President and Chief Financial Officer
Donald G. Barger, Jr.	(principal financial officer)

/s/ Paul F. Liljegren	Vice President, Controller and Chief Accounting Officer
Paul F. Liljegren	(principal accounting officer)

/s/ Cassandra C. Carr	Director
Cassandra C. Carr

/s/ Howard M. Dean	Director
Howard M. Dean

Director
John F. Fiedler

/s/ Dennis E. Foster	Director
Dennis E. Foster

/s/ John C. McKelvey	Director
John C. McKelvey

/s/ Phillip J. Meek	Director
Phillip J. Meek

/s/ William L. Trubeck	Director
William L. Trubeck

/s/ Carl W. Vogt	Director
Carl W. Vogt

EXHIBIT INDEX

Exhibit No.		Description
4.1	—	Certificate of Incorporation of Yellow Corporation (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.2	—	Certificate of Amendment to the Certificate of Incorporation of Yellow Corporation changing the name of the Company to Yellow Roadway Corporation (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed December 23, 2003, SEC File No. 333-111499).

4.3	—	Certificate of Ownership and Merger, merging YRC Worldwide Inc. into Yellow Roadway Corporation, effecting a name change to YRC Worldwide Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on January 3, 2006, Reg. No. 000-12255).

4.4	—	Bylaws of the Company (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on December 19, 2006, Reg. No. 000-12255).

5.1*	—	Opinion of Jeff P. Bennett, Corporate Securities and Benefits Counsel and Assistant Secretary of YRC Worldwide Inc., regarding the legality of the securities to be offered hereby.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes to submit the New Penn Motor Express, Inc. 401(k) Retirement Plan (Puerto Rico) (the “Plan”), and any amendment thereto, to the Puerto Rico Treasury Department (the “Department”) in a timely manner, and that it will make all changes required by the Department in order to qualify the Plan under Section 1165(e) of the Puerto Rico Internal Revenue Code.

23.1*	—	Consent of Independent Registered Public Accounting Firm.

23.2*	—	Consent of Jeff P. Bennett (included in Exhibit 5.1)

24.1*	—	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith.